UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

PERASO INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

On November 20, 2023, Peraso Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for the Company’s 2023 Annual Meeting of Stockholders to be held on December 15, 2023 (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders are being asked to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect, at the discretion of the Company’s Board of Directors (the “Board”), a reverse stock split (the “Reverse Split”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a ratio in the range of one-for-10 shares (1:10) to one-for-70 shares (1:70), with the exact ratio to be set as a whole number at or within this range as determined at the discretion of the Board. The Proxy Statement and the form of the proposed amendment to the Certificate of Incorporation attached to the Proxy Statement as Appendix A (the “Prior Certificate of Amendment”) inadvertently state in certain places that the Company will pay cash in lieu of any fractional shares resulting from the Reverse Split.

This proxy statement supplement (this “Supplement”) is being filed solely to update the Proxy Statement by (i) clarifying that the Company does not intend to pay cash in lieu of any fractional shares resulting from the Reverse Split and that any fractional shares resulting from the Reverse Split will be rounded up to the nearest whole share and (ii) replacing the Prior Certificate of Amendment with the revised form of amendment to the Certificate of Incorporation attached to this Supplement as Appendix A (the “Revised Certificate of Amendment”), which Revised Certificate of Amendment correctly states that any fractional shares resulting from the Reverse Split will be rounded up to the nearest whole share and removes all references to a right to receive cash in lieu of any fractional shares resulting from the Reverse Split.

This Supplement should be read in conjunction with the Proxy Statement. Except as described herein, this Supplement and the Appendix A attached hereto do not modify, amend, supplement, or otherwise affect the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or review your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION OF PERASO INC.

Peraso Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on November 10, 2010, as amended on February 14, 2017, August 26, 2019 and December 20, 2021 (collectively referred to as the “Amended Restated Certificate”), is hereby amended by deleting paragraph (A) of Article IV of the Amended Restated Certificate in its entirety and substituting the following in lieu thereof:

“The Corporation shall be authorized to issue 140,000,000 shares of capital stock, of which 120,000,000 shares shall be shares of Common Stock, $0.001 par value (“Common Stock”) and 20,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”) of which one (1) share, par value $0.01 per share, are designated “Series A Special Voting Preferred Stock” pursuant to the certificate of designation that created such series filed with the Secretary of State of the State of Delaware. Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every [__] shares of the Corporation’s common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.001 per share, of the Corporation (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional interest in a share of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock, all of which shares of New Common Stock shall be rounded up to the nearest whole number of such shares. No stockholders will receive cash in lieu of fractional shares.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (after giving effect to the rounding of fractional shares as set forth in the immediately preceding paragraph), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this day of [__], 202[_].

PERASO INC.

By:
Name:	Ronald Glibbery
Title:	Chief Executive Officer

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